Exhibit 99.1

Appian Names Mark Matheos as Chief Financial Officer

McLean, VA – April 4, 2022 – Appian (NASDAQ: APPN) today announced the appointment of Mark Matheos to the position of Appian Chief Financial Officer, effective as of April 1, 2022. He reports directly to Matt Calkins, CEO of Appian.

Matheos has more than 20 years of proven financial operations expertise, including over 5 years with Appian, serving most recently as Appian’s Chief Accounting Officer. Prior to joining Appian, Matheos worked at several public companies, including NII Holdings, AOL, and Sprint Nextel.

“This is an exciting time for Appian,” said Matheos. “The company has a distinct vision for the low-code industry, and the Appian platform sets the gold-standard in the market. I am delighted to be a part of this amazing executive team.”

As previously announced, Mark Lynch retired as CFO as of March 31, 2022 but is staying on as an advisor to Appian through the second quarter to ensure a smooth transition.

“Mark Matheos has proven to be an exceptional leader at Appian,” said Calkins. “We’re pleased to promote him and look forward to entering our next phase of growth.”

About Appian

Appian is the unified platform for change. We accelerate customers’ businesses by discovering, designing, and automating their most important processes. The Appian Low-Code Platform combines the key capabilities needed to get work done faster, Process Mining + Workflow + Automation, in a unified low-code platform. Appian is open, enterprise-grade, and trusted by industry leaders. For more information, visit www.appian.com.

Investor Contact

Srinivas Anantha, CFA
703-442-8844
investors@appian.com

Media Contact

Ben Farrell
703-442-1067
communications@appian.com